EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 18, 2021 (except for Note 2, as to which the date is March 15, 2021), with respect to the combined financial statements of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC included in Amendment No. 2 to the Proxy Statement of Jaws Acquisition Corp. that is made a part of the Registration Statement (Form S-4/A) and Prospectus of Jaws Acquisition Corp. for the registration of shares of its common stock and warrants.

/s/ Ernst & Young LLP

Miami, Florida

April 2, 2021